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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




                               FEBRUARY 20, 1998
                                (Date of Report)
               Date of earliest event reported: February 18, 1998




                           BRADLEY REAL ESTATE, INC.
             (Exact name of Registrant as specified in its charter)





                                    MARYLAND
                 (State or other jurisdiction of incorporation)


        1-10328                                          04-6034603
(Commission File Number)                    (I.R.S. Employer Identification No.)
                                                                    60062-1626
40 SKOKIE BOULEVARD, SUITE 600                                      (ZIP CODE)
NORTHBROOK, ILLINOIS
(Address of principal executive offices)


              Registrant's telephone number, including area code:
                                 (847) 272-9800


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ITEM 5.    OTHER EVENTS.

         Following the close of trading on the New York Stock Exchange (the "NYSE") on February 18, 1998, Bradley Real Estate, Inc. (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") with A.G. Edwards & Sons, Inc. (the "Underwriter") regarding the underwritten public offering (the "Offering") of 392,638 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). The Underwriter intends to sell the Shares to the sponsor of a newly-formed unit investment trust at a price of $19.5638 per share, with estimated net proceeds to the Company of approximately $7.6 million after deducting the underwriting discount and other expenses.

         The Offering is being made pursuant to the Company's existing shelf Registration Statement (Securities and Exchange Commission File No. 33-28167), and the Company's Prospectus Supplement dated February 18, 1998 to the Prospectus dated June 11, 1997.

         The Company is required to contribute all proceeds from the sale of the Shares to Bradley Operating Limited Partnership in exchange for additional partnership units. Following such contribution, the Partnership will use the net proceeds to reduce outstanding indebtedness incurred under its line of credit with the expectation that the Company and the Partnership may reborrow under the line for the acquisition, development, renovation and expansion of properties.






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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 20, 1998                BRADLEY REAL ESTATE, INC.

                                       By: /s/ Thomas P. D'Arcy
                                           -------------------------------------
                                           Thomas P. D'Arcy
                                           President and Chief Executive Officer








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ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)    Financial Statements of Business Acquired:              Not Applicable

(b)    Pro Forma Financial Information:                        Not Applicable

(c)    Exhibits

       1.1 Underwriting Agreement dated February 18, 1998 by and between the Company and the Underwriter.











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